Exhibit 99.1

Global Payment Technologies, Inc. Announces its Term Loan Has Been Fully Repaid

     HAUPPAUGE, N.Y.--(BUSINESS WIRE)--April 4, 2005--Global Payment Technologies, Inc. (NASDAQ:GPTX) (GPT), a leading manufacturer and innovator of currency acceptance systems used in the worldwide gaming and vending industries, today announced that its term loan in the principal amount of $1.5 million has been reduced to zero.
     GPT's 3-year term note, which was issued in March 2004 in the amount of $1.5 million, has been fully satisfied with a combination of principal payments and conversions to common stock in the amounts of $125,000 and $1,375,000, respectively. These term note conversions have resulted in further accelerations of GPT's unamortized debt discount, resulting in total debt amortization expense of approximately $350,000 in the quarter ended March 31, 2005.
     Thomas McNeill, Vice-President & CFO, stated, "While this expense exceeds the debt amortization expense of $212,000 in our previous quarter ended December 31, 2004, it eliminates this expense from our future results. Further, this has resulted in a significant reduction in our debt and increased shareholders' equity. Finally, our total revolving line of credit, of which $750,000 has been outstanding since March 16, 2004, has also been reduced this quarter to approximately $300,000 as a result of conversions to equity." The Company's total revolving line of credit facility remains at $2.5 million, with $2.2 million of current availability and total debt of $300,000.

     About GPT

     Global Payment Technologies, Inc. is a United States-based designer, manufacturer, and marketer of automated currency acceptance and validation systems used to receive and authenticate currencies in a variety of payment applications worldwide. GPT's proprietary and patented technologies are among the most advanced in the industry. Please visit the GPT web site for more information at http://www.gpt.com.

     Special Note Regarding Forward-Looking Statements: A number of statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: the risks that its current and future products may contain errors or defects that would be difficult and costly to detect and correct; GPT's dependence on the paper currency validator market and its potential vulnerability to technological obsolescence; possible risks of product inventory obsolescence; potential difficulties in manufacturing operations; potential shortages of key parts and/or raw materials; potential difficulties in managing growth; dependence on a limited base of customers for a significant portion of sales; dependence on key personnel; the possible impact of competitive products and pricing; and other risks described in more detail in GPT's Securities and Exchange Commission filings.


     CONTACT: PR Financial Marketing
              Jim Blackman, 713-256-0369
              jimblackman@prfinancialmarketing.com
              or
              Global Payment Technologies, Inc.
              Thomas McNeill, 631-231-1177 ext. 273